Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 28, 2006, accompanying the consolidated statements of operations, stockholders’ equity and cash flows and schedules of the Allied Defense Group, Inc. for the year ended December 31, 2004 incorporated by reference in the Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Baltimore, Maryland
November 29, 2007